Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Mistras Group, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-164688 and 333-217047) on Form S-8 of Mistras Group, Inc. of our reports dated March 27, 2020, with respect to the consolidated balance sheets of Mistras Group, Inc. and subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of income (loss), comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Mistras Group, Inc.

Our report dated March 27, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2019 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states material weaknesses have been identified and included in management’s assessment related to risk assessment not sufficiently considering changes in business processes and not having a sufficient complement of trained resources with knowledge of financial reporting processes and internal control related to accounting for income taxes. As a consequence, process level controls over the completeness, existence, accuracy, valuation and presentation of the income tax provision, including deferred tax assets and liabilities and valuation allowance, were not effective.

Our report dated March 27, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, also includes an explanatory paragraph indicating that management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019, New Century Software, LLC’s internal control over financial reporting associated with total assets of 0.2% and total revenues of 0.3% included in the consolidated financial statements of the Company as of and for the year ended December 31, 2019. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of New Century Software, LLC.

/s/ KPMG LLP
Short Hills, New Jersey
March 27, 2020